____________________________________________________________
UNITED STATES
SECURITIES AND EXCHANGE
COMMISSION
Washington, D.C. 20549
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FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 14, 2007

ALLEGRO BIODIESEL CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	0-21982	20-5748331
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6033 West Century Boulevard, Suite 1090, Los Angeles, California 90045
(Address of principal executive offices)

Registrant’s telephone number, including area code: (310) 670-2093

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of Allegro under any of the following provisions (see General Instruction A.2.below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On November 14, 2007, we loaned $500,000 to Community Power Corporation (“CPC”), a developer of biomass power generation technology and products, pursuant to a Secured Promissory Note executed by CPC (the “Note”). The Note accrues interest at 7% per annum, is due on June 1, 2008, and is secured by all the assets of CPC, subordinate only to any first priority security interests and liens on CPC’s assets outstanding as of the date of the Note.

The loan was made in connection with discussions between Allegro and CPC concerning a potential strategic transaction. The proceeds of the loan were obtained by us from the exercise of warrants to purchase 923,077 shares of our common stock by funds managed by M.A.G. Capital, LLC (“MAG”), for total cash consideration to us of $600,000. Immediately prior to the exercise of such warrants, Allegro and MAG agreed to amend the exercise price of the warrants from an average of $1.25 per common share to the-then market share price of $0.65, and to amend the exercise price of any additional warrants owned by the MAG funds upon the first to occur of (i) the exercise of any such warrants for cash, or (ii) the provision or facilitation by MAG of additional financing of no less than $4.5 million for a potential transaction with CPC. MAG and its funds are shareholders of Allegro, and an affiliate of MAG is a minority shareholder of CPC.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Secured Promissory Note dated November 14, 2007 between Community Power Corporation and the Registrant.

99.1	Press Release dated November 16, 2007.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunder duly authorized.

ALLEGRO BIODIESEL CORPORATION

Date: November 16, 2007	By:	/s/ Heng Chuk
Heng Chuk Chief Financial Officer